CONSENT OF INDEPENDENT AUDITORS


We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-3212) pertaining to the Columbus McKinnon Corporation 1995 Incentive Stock Option Plan, the Columbus McKinnon Corporation Non-Qualified Stock Option Plan, the Columbus McKinnon Corporation Restricted Stock Plan, and the Columbus McKinnon Corporation Employee Stock Ownership Plan Restatement Effective April 1, 1989 of Columbus Mckinnon Corporation of our report dated November 21, 1997 (except for Note 11, as to which the date is February 13, 1998), with respect to the consolidated financial statements of LICO, Inc. and Subsidiaries included in this Current Report (Form 8-K) dated April 9, 1998.


                                        /s/Ernst & Young LLP



Kansas City, Missouri
April 9, 1998